  As filed with the Securities and Exchange Commission on ---------------.
                       REGISTRATION NO.

==========================================================================
                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C. 20549
                                 FORM SB-2
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        BIOPULSE INTERNATIONAL, INC.
                       ------------------------------
               (Name of Small Business Issuer in its Charter)

     Nevada              --------------                        87-0634278
-------------------                                          -------------
(State or Other          (Primary Standard                (I.R.S. Employer
 Jurisdiction of          Industrial Classification         Identification
 Incorporation or         Code Number)                                 No.)
 Organization)

      10421 South Jordan Gateway, Suite 500, South Jordan, Utah 84095
                               (801) 523-0101
     ------------------------------------------------------------------
(Address and Telephone Number of Registrant's Principal Place of Business)

 Shirrell Hughes, 3230 E. Flamingo Road, Suite 156, Las Vegas, Nevada 89121
                               (800) 992-4333
         ----------------------------------------------------------
         (Name, Address and Telephone Number of Agent for Service)

                                 Copies to:
    Ronald L. Poulton, Esq., Poulton & Yordan,  136 East South Temple,
     -----------------------------------------------------------------
                  Suite 1700-A Salt Lake City, Utah 84111
                  ---------------------------------------
                               (801) 355-1341
                              ---------------
Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                                                           ---------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    --------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]
                                    --------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                                  ----------------------


                           CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
Title of                           Proposed       Proposed
each class                         Maximum        Maximum
or Securities       Amount         Offering       Aggregate      Amount of
to be               to be          Price          Offering       Registrant
Registered          Registered     Per Share      Price          Fee (1)
------------------------------------------------------------------------------------
Common Stock          353,636      $8.875(1)      $3,138,520       $828.57
Held By
Selling
Securityholders

Common Stock
Underlying            189,318      $8.875(1)      $1,680,197       $443.57
Outstanding
Warrants(2)

Common Stock
Underlying            200,000      $8.875(1)      $1,775,000       $468.60
Outstanding
Stock Options(2)

Common Stock          300,000      $8.875(1)      $2,662,500       $702.90
------------------------------------------------------------------------------------
Total               1,042,954                     $9,256,217     $2,443.64
------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee based on Rule 457(c). The price represents the average of the high and low price as reported on the OTCBB on December 15, 2000.

(2) Shares of common stock issuable by us from time to time upon exercise of warrants and stock options previously issued to the Selling
Securityholders.


WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.



                        BioPulse International, Inc.
                           CROSS-REFERENCE SHEET
                          Pursuant to Rule 404(a)


     Item Number and Heading                 Heading in Prospectus

1.   Front of the Registration
     Statement and Outside
     Front Cover Page of Prospectus          Facing pages;
                                             Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of Prospectus               Inside Front and Outside
                                             Back Cover Pages of Prospectus

3.   Summary Information and
     Risk Factors                            Prospectus Summary;
                                             Risk Factors

4.   Use of Proceeds                         Prospectus Summary; Use of
                                             Proceeds; Description of Business;

5.   Determination of Offering Price         Cover Page; Prospectus
                                             Summary; Risk Factors;
                                             Determination of Offering
                                             Price

6.   Dilution                                Dilution; Comparative Data

7.   Selling Security Holders                Not applicable

8.   Plan of Distribution                    Front Cover Page; Plan of
                                             Distribution

9.   Legal Proceedings                       Legal Matters

10.  Directors, Executive Officers,
     Promoters and Control Persons           Directors, Executive Officers,
                                             Promoters and Control Persons

11.  Security Ownership of Certain
     Beneficial Owners and Management        Security Ownership of Certain
                                             Beneficial Owners and
                                             Management

12.  Description of the Securities           Description of Securities

13.  Interest of Named Experts and Counsel   Not Applicable



                                     3

14.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities                         Disclosure of Commission
                                             Position on Indemnification
                                             for Securities Act
                                             Liabilities

15.  Organization Within Last Five Years     Organization Within Last Five
                                             Years

16.  Description of Business                 Description of Business

17.  Management's Discussion and Analysis
     or Plan Of Operation                    Plan of Operations

18.  Description of Property                 Description of Property

19.  Certain Relationships and
     Related Transactions                    Not Applicable

20.  Market for Common Equity and Related
     Stockholder Matters                     Front Cover Page; Risk
                                             Factors;
                                             Shares Eligible for Future
                                             Sale

21.  Executive Compensation                  Executive Compensation

22.  Financial Statements                    Financial Statements

23.  Changes In and Disagreements with
     Accountants on Accounting and
     Financial Disclosure                    Not Applicable


                        BIOPULSE INTERNATIONAL, INC.

                      1,042,954 Shares of Common Stock

     We are registering the following shares:

     - 353,636 shares of common stock held by an unaffiliated third party;
     - 189,318 shares of common stock issuable upon the exercise of currently outstanding warrants held by an unaffiliated third party;
     - 200,000 shares of common stock issuable upon the exercise of currently outstanding options held by an unaffiliated third party; and
     -    300,000 shares of common stock.

     We will not receive any proceeds from the sale of the 353,636 shares of common stock held by the selling securityholders. We may receive proceeds from the exercise of the outstanding warrants and options, if they are exercised. The strike price of the outstanding warrants is tied to the market price of our common shares. The exercise price of the outstanding options is $2.75 per share. We are also registering 300,000 common shares which may be used to acquire additional technology or to raise additional working capital. All of the funds we receive will be used to supplement working capital. We will pay the expenses of registering all of the shares for sale by the selling shareholders.

     The shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which they are sold will depend upon the market price at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "BIOP." On December 15, 2000, the last reported price for our common stock on the OTC Bulletin Board was $9.34 per share.

YOU SHOULD CAREFULLY CONSIDER THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             THE DATE OF THIS PROSPECTUS IS ____________, 2000

                                     5

                             TABLE OF CONTENTS
                                                                       Page

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Market for Common Equity and Related Stockholder Matters . . . . . . . . 17
Changes in and Disagreements with Accountants Disclosure . . . . . . . . 18
Management Discussion and Analysis . . . . . . . . . . . . . . . . . . . 19
Description of Property. . . . . . . . . . . . . . . . . . . . . . . . . 20
Description of Business. . . . . . . . . . . . . . . . . . . . . . . . . 21
Directors, Executive Officers, Promoters and Control Persons . . . . . . 33
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . 35
Security Ownership of Certain Beneficial Owners and Management . . . . . 37
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . 39
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Interest of Named Experts and Counsel. . . . . . . . . . . . . . . . . . 42
Disclosure of Commission Position of Indemnification
     for Securities Act Liabilities. . . . . . . . . . . . . . . . . . . 43
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . 53




                                     6

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, and particularly the information set forth in "RISK FACTORS."

                                The Company

     We have developed and acquired proprietary technologies in various aspects of alternative medicine and biotechnology that we believe will advance the early detection and treatment of cancer and several other diseases. Our goal is two-fold: early detection using our cancer screening test and effective treatment through immunotherapy and other holistic approaches.

     The American Cancer Society estimates that approximately 1,200,000 new cases of cancer will be diagnosed in the United States in 2000. In the same year, cancer will cause over 550,000 deaths, making it the second leading cause of death in the United States. In 1998, $7,400,000,000 was spent on cancer therapeutic drugs in the United States. Total cancer-related costs exceed $100,000,000,000 annually.

     Our goal is to become a leader in applying biotechnology to the early detection and treatment of cancer. The key components of our business strategy are to:

     -    commercialize our TK1 cancer screening technologies;
     -    extend our TK1 technology to other uses in treatment;
     -    commercialize our cancer vaccine and other immunotherapies;
     -    integrate our treatments with promising alternative treatments;
          and
     - continue making scientific and technological advances in applied biotechnology.

     We believe the technologies which we have acquired and are developing will allow us to offer a more accurate, less invasive method of cancer screening. Moreover, we think the cancer treatments we are developing are novel treatment alternatives for cancers that are not adequately addressed at the current time.

                                The Offering

Securities Offered: 353,636 Shares of Common Stock, $.001 par value
                    ("Common Stock") of the Company, see "Description of Securities", to be sold by the Selling Securityholders.

                    189,318 Shares of Common Stock underlying currently issued and outstanding warrants.


                                     7

                    200,000 Shares of Common Stock underlying currently issued and outstanding stock options.

                    300,000 Shares of Common Stock.

Offering Price:     We anticipate that all of the securities offered
                    hereunder will be sold at the prevailing market price at the time of such sales, at prices related to such prevailing market price, at negotiated prices, or at fixed prices.

Summary Selected:   The following is a summary of our consolidated
                    financial statements, which

Financial Data:     are included elsewhere in this prospectus, and should
                    be read in conjunction with those financial statements.

                                 For the Three Months
                                   Ended October 31,     For the Years July 31,
                               -----------------------  -----------------------
                                     2000         1999        2000         1999
                               -----------  ----------- -----------  -----------
                               (unaudited)  (unaudited)
Statement of Operations Data:
Net sales                      $1,159,680   $  228,208  $3,107,636   $  289,623

Gross profit                      761,321       43,142   1,944,038      109,753
Profit/(Loss) from operations      81,518     (234,904)    155,031     (243,435)
                               -----------  ----------- -----------  -----------
Net Profit/(Loss)              $   81,518   $ (234,904) $  155,031   $ (243,435)
                               ===========  =========== ===========  ===========
Share data:
Profit/Loss per common
 shares - basic                       .01         (.04)        .02         (.07)
          diluted                     .01         (.04)        .02         (.07)
                               ===========  =========== ===========  ===========

Weighted average number
  of common
  shares outstanding - basic    7,464,110    6,073,862   6,825,610    3,073,862
                       diluted  8,626,443    6,073,862   6,825,610    3,073,862
                               ===========  =========== ===========  ===========

                                         As of              As of
                                  October 31, 2000    July  31, 2000
                                  -----------------  -----------------
                                        (unaudited)
BALANCE SHEET DATA:
Cash                                   $   104,189        $    42,055
Total current assets                       464,543            298,936
Total assets                             2,162,812          1,150,145
Total current liabilities                1,054,886            298,717
Stockholders' equity (deficit)           1,107,926            851,428

                                     8

                                RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES, PRIOR TO MAKING AN INVESTMENT IN THE COMPANY.

WE ARE A DEVELOPMENT STAGE COMPANY AND WE MAY NOT BE ABLE TO COMMERCIALIZE ANY OF OUR NEW PRODUCTS OR SERVICES OR CONTINUE TO EARN A PROFIT.

     We are a development stage company that earned a profit for the first time during our fiscal year ended July 31, 2000. Since our TK1 cancer screening tests are still in development, we do not expect to have any material revenue from the sale of our cancer test products and services until late 2001. Revenue from our other products and services is earned primarily outside the United States, and we do not expect any material U.S. revenue from these product lines until we obtain appropriate regulatory approval in 2002 or later. We cannot assure that we will ever commercialize our cancer test products or services, or that we will be able to earn substantial revenues from our other products or services.

IF OUR CANCER TEST CLINICAL STUDIES DO NOT PROVE THE SUPERIORITY OF OUR TECHNOLOGIES, WE MAY NEVER SELL OUR CANCER TEST PRODUCTS AND SERVICES.

     In the fourth quarter of 2001, we intend to initiate a blinded multi-center clinical trial for our cancer test that will include several thousand patients with average risk profiles. The results of this clinical trial may show that tests using our technologies are not superior to existing screening methods. In that event, we may have to devote significant financial and other resources to further research and development of this or new technology. In addition, we may experience delays in the commercialization of tests using our technologies. It is possible that commercialization of our technologies may never occur.

IF OUR CLINICAL STUDIES FOR OUR OTHER PRODUCTS DO NOT PROVE THE SUPERIORITY OF OUR TECHNOLOGIES, OUR REVENUES MAY DECLINE AND WE MAY BE UNABLE TO SELL OUR PRODUCTS AND SERVICES IN THE UNITED STATES AND OTHER MARKETS.

     Our clinical studies with our other products and services have been small and included high-risk patients. The results from these earlier studies may not represent the results we may obtain from future studies, including planned clinical trials in the United States, which will include substantially more samples and average-risk patients. Consequently, we may not be able to sell these products and services in the United States or in other markets.


WE MAY BE UNABLE TO RECRUIT A SUFFICIENT NUMBER OR PATIENTS FOR OUR PLANNED U.S.-BASED CLINICAL TRIALS.

     We intend to conduct several U.S.-based clinical trials involving thousands of average-risk patients. If we are unable to enroll the required number of average-risk patients, we will be unable to validate the superiority of our technologies, which would make it difficult to sell our products and services. We cannot guarantee that we will be able to recruit patients on a timely basis, if at all.

IF MEDICARE AND OTHER THIRD-PARTY PAYORS, INCLUDING MANAGED CARE
ORGANIZATIONS, DO NOT PROVIDE ADEQUATE REIMBURSEMENT FOR OUR PRODUCTS AND SERVICES, MOST CLINICAL REFERENCE LABORATORIES WILL NOT USE OUR PRODUCTS OR LICENSE OUR TECHNOLOGIES TO PERFORM CANCER SCREENING TESTS.

     Most clinical reference laboratories will not perform cancer screening tests using our products and licensing our technologies unless they are adequately reimbursed by third-party payors such as Medicare and managed care organizations. There is significant uncertainty concerning third-party reimbursement for the use of any test incorporating new technology such as ours. Reimbursement by a third-party payor may depend on a number of factors, including a payor's determination that tests using our products and technologies are sensitive for cancer, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. To date, we have not secured any reimbursement approval for tests using our products and technologies from any third-party payor, nor do we expect any such approvals in the near future.

     Reimbursement by Medicare will require approval by the Secretary of Health and Human Services, or HHS. The Federal Budget Act of 1997 provides for reimbursement of new technologies such as ours, but only with action of the Secretary of HHS. We cannot guarantee that the Secretary of HHS will act to approve tests based on our technologies on a timely basis or at all. In addition, the assignment of a current procedural terminology code facilitates Medicare reimbursement. The process to obtain this code is lengthy and we cannot guarantee that we will receive a current procedural terminology code on a timely basis, or at all.

     Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process. If we are unable to obtain adequate reimbursement from Medicare and managed care organizations, our ability to generate revenue and earnings from the sale of our products or licenses to our technologies will be limited.

WE WILL NOT BE ABLE TO COMMERCIALIZE OUR TECHNOLOGIES IF WE ARE NOT ABLE TO LOWER COSTS THROUGH AUTOMATING AND SIMPLIFYING KEY OPERATIONAL PROCESSES.

     Currently, cancer screening tests using TK1 are expensive because they are labor-intensive and use highly complex and expensive reagents. To price our products and services competitively, we will need to substantially reduce the costs of tests using our monoclonal antibody technology through significant automation of key operational processes and other cost saving procedures. If we fail to sufficiently reduce costs, tests using our technologies either may not be commercially viable or may generate little, if any, profitability.


OUR INABILITY TO ESTABLISH STRONG BUSINESS RELATIONSHIPS WITH LEADING CLINICAL REFERENCE LABORATORIES TO PERFORM CANCER SCREENING TESTS USING OUT TECHNOLOGIES WILL LIMIT OUR REVENUE GROWTH.

     A key step in our strategy is to sell reagents and license our proprietary technologies to leading clinical reference laboratories that perform cancer screening tests. We currently have no business relationships with these laboratories and have limited experience in establishing such business relationships. If we are unable to establish appropriate business relationships, we will have limited ability to obtain revenues beyond revenue we can generate from our limited in-house capacity to process tests.

OUR FAILURE TO CONVINCE MEDICAL PRACTITIONERS TO ORDER TESTS USING OUR TECHNOLOGIES WILL LIMIT OUR REVENUE AND PROFITABILITY.

     If we fail to convince medical practitioners to order tests using our technologies, we will not be able to sell our products or license our technologies in sufficient volume for us to generate profits. We will need to make leading medical practitioners aware of the benefits of tests using our technologies through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to order cancer screening tests using our technologies for their patients.

IF WE FAIL TO OBTAIN THE SUPPORT OF KEY SCIENTISTS AND RESEARCH INSTITUTES IT MAY BE DIFFICULT TO ESTABLISH TESTS USING OUR TECHNOLOGIES AS A STANDARD OF CARE FOR CANCER SCREENING, WHICH MAY LIMIT OUR REVENUE GROWTH AND PROFITABILITY.

     To make tests using our technologies the standard of care for cancer screening we need to establish relationships with leading scientists and research institutions. If these scientists and research institutions determine that cancer screening tests using our technologies are not superior to available cancer screening tests or that alternative technologies would be more effective in the early detection of cancer, we could encounter difficulty establishing tests using our technologies as a standard of care for cancer screening, which would limit our revenue growth and profitability.

WE MAY EXPERIENCE LIMITS ON OUR REVENUE AND PROFITABILITY IF ONLY AN INSIGNIFICANT NUMBER OF PEOPLE DECIDE TO BE SCREENED FOR CANCER.

     Even if our technologies are superior to alternative cancer screening technologies, adequate third-party reimbursement is obtained and medical practitioners order tests using our technologies, an insignificant number of people may decide to be screened for cancer. Despite the availability of current cancer screening methods and the recommendation of the American Cancer Society that Americans age 40 and above be routinely screened for colorectal, breast, prostate and other cancers, many of these individuals decide not to complete cancer screening tests. If only an insignificant portion of the population decides to complete cancer screening tests, this would limit our revenue and profitability.


IF WE FAIL TO OBTAIN THE APPROVAL OF THE U.S. FOOD AND DRUG ADMINISTRATION, ("FDA"), OR TO COMPLY WITH OTHER FDA REQUIREMENTS, WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS AND SERVICES IN THE UNITED STATES AND WE MAY BE SUBJECT TO STRINGENT APPROVAL GUIDELINES.

     We are subject to extensive regulation by the FDA under the Federal Food, Drug and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products. Failure to comply with these requirements can lead to stringent sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

WE MAY BE UNABLE TO MEET THE STRINGENT GUIDELINES ESTABLISHED BY THE FDA.

     We may take longer to complete our clinical trials than we project, or we may not be able to complete them at all. Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data collected from our clinical trials may not be sufficient to support approval by the FDA of any of our cancer vaccine or other products. The FDA may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and efficacy of a cancer vaccine or any other product, this would delay or prevent regulatory approval of that product, which could prevent us from achieving profitability in that product line.

OTHER COMPANIES MAY DEVELOP AND MARKET METHODS FOR DETECTING AND TREATING CANCER THAT MAY MAKE OUR TECHNOLOGIES LESS COMPETITIVE, OR EVEN OBSOLETE.

     The market for cancer screening and treatment is large, estimated at more than 100 million at risk Americans, with approximately one million new cases of cancer being diagnosed per year. These markets have attracted competitors, some of which have significantly greater resources than we have.

     Currently, we face competition from alternative procedure-based detection technologies such as mammograms, PSA-based tests and colonoscopy; screening tests such as the fecal occult blood test marketed by Beckman Coulter, Inc.; and the stool-based DNA test being developed by Exact Sciences, Inc. In addition, competitors, including Bayer Corporation, diaDexus, Inc., Matritech, Inc. and Millennium Predictive Medicine, Inc., are developing serum-based tests, a screening test based on the detection of proteins or nucleic acids produced by cancer. Several competitors, including BioMira, Dendreon, Entremed, Antigenics, Medimmune, and Medarex, are involved with researching and developing cancer vaccines, anti-angiogenesis products, cytokine products, and immune-stimulants.


     These and other companies may also be working on additional methods of detecting and treating cancer that have not yet been announced. We may be unable to compete effectively against these competitors either because their tests are superior or because they may have more expertise, experience, financial resources and business relationships.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM AND OTHERS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends largely on the skills, experience and performance of key members of our senior management and advisory team, including Jonathan Neville, our CEO, Loran Swensen, our President, and Neil Riordan and Kim O'Neill, members of our Advisory Board. The efforts of each of these persons will be critical to us as we continue to develop our technologies and our testing process and as we attempt to transition from a development stage company to a company with commercialized products and services. If we lose one or more of these key individuals we may experience difficulty in competing effectively, developing our technologies and implementing our business strategies.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY EFFECTIVELY, WE MAY BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGIES, WHICH WOULD IMPAIR OUR COMPETITIVE ADVANTAGE.

     We rely on patent protection as well as a combination of trademark, copyright and trade secret protection, and other contractual restrictions to protect the proprietary technologies we use, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If the holders of the intellectual property we rely on are unable to protect those intellectual property rights, we may be unable to prevent third parties from using these technologies. This could enable competitors to compete more effectively against us.

     As of December 15, 2000, we had licensed intellectual property rights to two issued patents in the United States, three pending patent applications in the United States, and several issued and pending foreign applications. We cannot assure you that any of the currently pending or future patent applications will result in issued patents. We also cannot predict how long it will take for such patents to be issued. Further, we cannot assure you that other parties will not challenge any patents issued to us, or that courts or regulatory agencies will not hold these patents to be invalid or unenforceable.

     In addition to patents, we rely on contractual restrictions to protect our technology. We require third parties to sign confidentiality agreements. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights. We cannot guarantee you that the patents will be broad enough to provide any meaningful protection nor can we assure you that our competitors may not develop more effective technologies, designs or methods to test for cancer or to treat cancer using cancer vaccines or using other similar technology without infringing upon intellectual property rights or that one of our competitors might not design around our proprietary technologies.


WE MAY BE SUBJECT TO SUBSTANTIAL COSTS AND LIABILITY OR BE PREVENTED FROM SELLING OUR SCREENING TESTS FOR CANCER OR SELLING OR PROVIDING OUR CANCER TREATMENTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT RIGHTS.

     Third parties may assert infringement or other intellectual property claims against our licensors or us. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. Even if third-party claims are without merit, defending a lawsuit may result in substantial expense to us and may divert the attention of management and key personnel. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. These claims may also result in injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

     Also, patents and applications licensed by us may become the subject of interference proceedings in the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, as well as a possible adverse decision as to the priority of invention of the patent or patent application involved. An adverse decision in an interference proceeding may result in the loss of rights under a patent or patent application subject to such a proceeding.

OUR BUSINESS WOULD SUFFER IF CERTAIN LICENSES WERE TERMINATED.

     We license certain technologies from Aidan, Incorporated and Brigham Young University (BYU) that are key to our technologies. The Aidan license, which relates to cancer vaccines, anti-angiogenesis, immune stimulants, and cytokines, is an exclusive license. Aidan may terminate the license if we fail to pay amounts due, submit certain reports or breach any other material term of the license agreement. The BYU license is an exclusive license to use the monoclonal antibody associated with TK1 and methodologies relating to the antibody in connection with our products and services. This license runs through 2004, with options to renew for annual 5 year extensions. BYU may terminate the license if we fail to pay specified minimum royalties. If either Aidan or BYU were to terminate the licenses, we would incur significant delay and expense to change a portion of our testing and/or treatment methods and we cannot guarantee that we would be able to successfully change these methods.


CHANGES IN HEALTHCARE POLICY COULD SUBJECT US TO ADDITIONAL REGULATORY REQUIREMENTS THAT MAY DELAY THE COMMERCIALIZATION OF OUR TESTS AND INCREASE OUR COSTS.

     Healthcare policy has been a subject of discussion in the executive and legislative branches of the federal and many state governments. We are developing a staged commercialization strategy for our cancer screening tests and cancer treatments based on existing healthcare policies. Changes in healthcare policy, if implemented, could substantially delay the use of our tests and treatments, increase costs, and divert management's attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

OUR INABILITY TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS IN THE FUTURE MAY LIMIT OUR GROWTH.

     We may need to raise additional funds to execute our business strategy. We expect that the proceeds of this offering, together with our current working capital, will fund our operations at current levels through 2000, although we hope to raise additional capital to expand our laboratory facilities, and to accelerate and expand our research and development efforts, our clinical trials, and our commercialization efforts. Our inability to raise capital would seriously harm our business and development efforts.

     In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders.

     We currently have no credit facility or committed sources of capital. If our earnings and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may have to restrict our operations significantly or obtain funds by entering into agreements on unattractive terms.

OUR STOCK PRICE MAY BE VOLATILE

     The market price of our stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     - technological innovations or new products and services by us or our competitors;
     - clinical trial results relating to our tests and treatments or those of our competitors;
     - reimbursement decisions by Medicare and other managed care organizations;
     -    FDA regulation of our products and services;
     - the establishment of partnerships with clinical reference laboratories, research centers, and treatments centers;


                                     15

     -    health care legislation;
     -    intellectual property disputes;
     -    additions or departures of key personnel; and
     -    sales of our common stock.

Because we are a development stage company, you may consider one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

     In addition, the over-the-counter market and the market for biotech and companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the performance of those companies.

                         FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus.

     These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                              USE OF PROCEEDS

     We will receive no proceeds from the shares being offered by the selling securityholders under this prospectus. We will receive some funds if the warrants or options are exercised. The strike price of 189,318 warrants is tied to the market price of our common shares. The options to purchase up to 200,000 common shares have an exercise price of $2.75. We will also receive proceeds if we sell the common shares registered hereunder. We anticipate the common shares offered hereunder will be sold at the prevailing market price at the time of such sales, at prices related to such prevailing market price, at negotiated prices, or at fixed prices. All of the proceeds we receive from the exercise of warrants and options and the sale of common shares, if any, will be used for general working capital purposes.

                              DIVIDEND POLICY

     We have not paid, nor declared, any dividends since our inception and we do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.


     The present intention of management is to utilize all available funds to develop our products and technologies.

                               CAPITALIZATION

     This table should be read in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, as well as Management's Discussion and Analysis of Financial Conditions and Results of Operations.

     The following table sets forth our capitalization as of October 31, 2000:

                                                          October 31, 2000
                                                          -----------------
                                                               (UNAUDITED)
Stockholders' equity
 Preferred stock, $ 0.001 par value;
    10,000,000 shares authorized;
    -- 0 issued and outstanding
 Common stock, $ 0.001 par value;
    100,000,000 shares authorized;
    7,464,610 shares issued and outstanding                          7,464
 Paid-in capital                                                 1,222,934
    Less Subscriptions Receivable                                 (119,586)
    Accumulated deficit                                             (6,886)
         Total stockholders' deficit                            (1,102,926)
         Total capitalization                                    1,114,812

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is listed on the Over-the-Counter Bulletin Board ("OTCBB"), under the symbol "BIOP." As of December 18, 2000, the Company had 223 shareholders holding 9,548,246 shares of common stock. Of the issued and outstanding common stock 2,071,611 are free trading, the balance are restricted sock as that term is used in rule 144. We have never declared a dividend on our common stock.

     The following quotations, as provided by the National Quotation Bureau, LLC., represent prices between dealers and do not include retail markup, markdown or commission. In addition, these quotations do not represent actual transactions.


                         CLOSING BID              CLOSING ASK
                         ----------------------   ----------------------
                         HIGH        LOW          HIGH        LOW
                         ----------  ----------   ----------  ----------
1998-1999
---------
First Quarter
   (Aug 1-Oct 31)        ----        ----         100.00      100.00
Second Quarter
   (Nov 1-Jan 31)        ----        ----         100.00      100.00
Third Quarter
   (Feb 1-Mar 16)        0.01        0.01         1           .25
   (Mar 17-Apr 30)       UNPRICED
Fourth Quarter
   (May 1-July 31)       4.75        2            5.50        2.3125

1999-2000
---------
First Quarter
   (Aug 1-Oct 31)        7.875       4            9.50        5
Second Quarter
   (Nov 1-Jan 31)        9           4.50         10.75       6.50
Third Quarter
   (Feb 1-Apr 30)        6           3            9.75        5
Fourth Quarter
   (May 1-July 31)       3.75        2            6.50        3

2000-2001
---------
First Quarter
   (Aug 1-Oct 31)        4           2.75         5           3.375
Second Quarter
   (Nov. 1-Dec. 11)      11.50       3.75         11.5626     4

     On November 19, 1998, a 400 to 1 reverse split took place on our outstanding shares. The Closing Bid and Ask prices have been appropriately adjusted.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     Jones, Jensen & Company were previously the principal accountants for BioPulse International, Inc., f/k/a International Sensor Technologies, Inc. On November 10, 1999, the Company terminated the engagement of Jones, Jensen & Company and appointed Crouch Bierwolf & Chisholm as the Company's independent auditor and certifying accountant. The Board of Directors of the Company approved the decision to change accountants.


     Jones, Jensen & Company's report with respect to BioPulse International, Inc. balance sheets for the fiscal years ended July 31, 1998 and 1997 and the related statements of operations, stockholder's equity (deficit), and cash flows for the years ended July 31, 1998, 1997 and 1996 and from inception of July 13, 1984 through July 31, 1998 did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles, but was modified as to going concern.

     In connection with the audit of the Company's financial statements for the fiscal years ended July 31, 1998 and July 31, 1999 and the interim period through November 10, 1999 preceding the date of the Jones, Jensen & Company termination, there were no disagreements, as that term is defined in Item 304 of Regulation S-B, with Jones, Jensen & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Jones, Jensen & Company would have caused Jones, Jensen & Company to make reference to the matter in their report. Jones, Jensen & Company did not advise the Company regarding any "reportable events" as defined in Item 304
(a)(1)(iv)(B) of Regulation S-B.

     No change in accountants has occurred since November 10, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion contains comments about the financial condition of BioPulse International, Inc., for the quarter ended October 31, 2000.

RESULTS OF OPERATIONS

     We restarted operations after our merger with BioPulse Inc., during the fiscal year ended July 31, 1999. Operations began in January 1999.

     As is typical with most new businesses, there is a period of time before the business is profitable. The market needs to be developed, employees trained, policies and procedures fine-tuned and the company needs to become known by and earn its reputation with its potential customers and clients. During the first half of the last fiscal year, we were still going through the startup process.

Since restarting operations, we have been refining our operations and developing our market. We have advertised in periodicals targeting potential patients, rented booths at trade shows, developed a good reputation through our results and by satisfied patients. Our fees started low and have increased as our market develops and as demand for our treatments has increased. We have also been developing new treatments to offer our patients and expand our market.

     During the last half of the fiscal year ended July 31, 2000, we became profitable. The quarter ended October 31, 2000 is the third profitable quarter in a row. Revenues for the quarter ended October 31, 2000 are $1,159,680 compared to $228,208 for the quarter ended October 31, 1999; an increase of 500%. During the quarter ended October 31, 2000, we acquired a license to the patent pending rights to Aidan, Incorporated's dendritic cell vaccine technology and other technologies. The primary factors that explain the increase in revenue are adding the dendritic cell therapy, increasing fees and increasing the number of patients treated.


     Gross profit improved. It increased from $43,142 for the quarter ended October 31, 1999 to $761,321 for the quarter ended October 31, 2000; an increase of more than 1700%. This is due to increases in fees and as well as the increase in number of patients treated. Net profit went from a loss of $234,804 for the quarter ended October 31, 1999 to a profit of $81,518 for the quarter ended October 31,2000.

     The increase in revenues and gross profit from the quarter ended October 31, 1999 to the quarter ended October 31, 2000 are due primarily to the maturing of the Company by moving from a start up company to a more stable company. Now that we are more mature, revenues and gross profit are expected to increase in the future but at a lower rate.

     SIGNIFICANT ELEMENTS OF INCOME OR LOSS THAT DO NOT ARISE FROM CONTINUING OPERATIONS

     There are no significant elements of income or loss that do not arise from continuing operation during the current fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

     During the quarter ended October 31, 2000, we made a major acquisition of a license to use patent pending technology from Aidan, Incorporated.
The contract to acquire this technology required payments of $750,000 over a period of 180 days. We have short term notes payable of $911,600 as of October 31, 2000, including the note due Aidan, Incorporated. This is more than can be repaid from funds generated from the normal course of business. We intend to raise additional capital and may seek additional sources of debt financing.

     We used $18,087 net cash in operations during the quarter ended October 31, 2000. This was due to an increase in working capital. It is not expected that working capital needs will increase as much in future quarters and that cash flow from operations will be sufficient to meet working capital needs.

KNOWN TRENDS

     There are no known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from continuing operations.


MATERIAL COMMITMENTS FOR CAPITAL EXPENDITURES AND CAPITAL RESOURCES

     We have no material commitments for capital expenditures. We believe we have made the necessary capital expenditures to carry on our business. We are exploring raising additional equity to finance expansion at a greater pace than can be financed from current operations.

                                  BUSINESS

     BioPulse International, Inc., was incorporated in the state of Nevada on July 13, 1984 originally under the name Universal Financial Capital Corp. The Company changed its name in September 1985 to International Sensor Technologies, Inc. As International Sensor Technologies, Inc., the Company incurred heavy losses and no revenue from operations. The Company also experienced five years of inactivity. On January 12, 1999, the Company again changed its name to BioPulse International, Inc. when it acquired BioPulse, Inc. We are considered to be in the early stages of market development. We are in the business of managing integrated medicine clinics, clinical trials and medical research programs.

     We offer a variety of alternative medical products and services, including dietary supplements, clinical procedures, and medical equipment from around the world. Our efforts focus on treatments for degenerative diseases such as cancer.

     During 1998, we identified the initial protocols to be included in the BioPulse treatment programs. We evaluated a variety of techniques and products before determining which ones were most appropriate. Some of the selected treatments have not yet been approved or submitted for approval to the United States Food and Drug Administration (the "FDA"), so they are being studied at clinics outside the United States. We have made arrangements to have clinical studies done at clinics owned by licensed physicians in Mexico that utilize these protocols.

     During 2000, we began expanding the scope of the treatments we were studying to include developments in biotechnology. We believe that recent advances in biochemistry and microbiology have the potential to explain the observable benefits of alternative medicine so that these treatments can be optimized. At the same time, developments in biotechnology and immunotherapy hold the promise of new treatments that are consistent with the alternative medicine philosophy of improving overall health by working with the body's natural systems to fight disease.

     We believe that these technological developments can converge with the public shift toward alternative medicine that has been recognized by the U.S. Government and major medical associations and institutions. We have focused our efforts on cancer, which is the second leading cause of death in the United States (over 500,000 deaths annually) and costs the U.S. economy more than $100 billion per year.


     We believe that our approaches can help to minimize the impact of cancer on society by offering proprietary new, cost-effective, and life-affirming methods for:

     -    early detection of cancer;
     -    treatments for cancer; and
     -    monitoring after treatment.

     We have adopted the phrase "Alternative Biotech" to describe our approach.

     We accomplish our objectives by focusing on four distinct areas:
International clinical operations, U.S. clinical operations, biotech products and services, and research and development.

     INDUSTRY BACKGROUND - ALTERNATIVE MEDICINE

     Health care is one of the largest industries in the world, accounting for over 10% of U.S. GNP. Pharmaceutical companies alone spend over $8 billion per year in marketing.

     The "alternative medicine" industry includes a broad spectrum of products and services, ranging from chiropractic and herbal remedies to acupuncture and aroma therapy. Some segments of the industry are regulated through board certification and/or government agencies such as the FDA. Other segments are largely unregulated.

     While the term "alternative medicine" can include everything from herbal remedies to acupuncture, its meaning actually changes over time.
For example, herbal supplements that years ago were produced only by specialized manufacturers and sold primarily through health food stores are now produced by major pharmaceutical companies and sold in ordinary grocery stores. Once considered "alternative," these supplements are now more likely to be considered "traditional." Practices that are considered alternative in the United States, such as acupuncture, are considered traditional in other countries, such as China.

     The fluid nature of these classifications has led many industry observers to adopt the term "integrative medicine" reflecting the combination of alternative and traditional medical procedures.

     Our focus is on testing and treatments for cancer using alternative procedures. There are a variety of theories about the causes of cancer and the appropriate types of treatment. We recognize the difficulty and complexity of treating cancer and encourage cancer patients to seek the best treatment they can get anywhere they can get it. Traditional treatments for cancer include chemotherapy, radiation, and surgery. Alternative treatments for cancer include dietary standards and supplementation, homeopathics, detoxification, various forms of energy medicine, and various methods to boost the immune system. Traditional and alternative approaches have had success in many cases, but neither approach has developed what could be considered a "cure" for cancer.


     Traditional treatments have well-known adverse side effects such as hair loss, decreased function of various organs, and substantially impaired immune systems leading to susceptibility to other diseases. These side effects and the uncertain likelihood of success with many types of cancer has led some to question these methods of treatment.

     Alternative treatments are becoming increasingly accepted in the United States. Some studies suggest that the number of visits to alternative practitioners exceeds the number of visits to primary care physicians annually. Alternative treatments for cancer have not been studied extensively. Some studies, however, show that as many as 50% of all cancer patients use at least one form of alternative treatment at some point during their illness.

     Most medical authorities accept the proposition that successful management of cancer involves three distinct activities: prevention, early detection, and effective treatment. Prevention is a societal problem that includes eliminating smoking and other cancer-causing activities, improved diet, and better exercise. We focus primarily on the latter two activities, although we promote prevention in our published information.

     Early detection is important because for most cancers the earlier treatment is rendered the greater the likelihood of success. For example, some studies show that if breast cancer is detected while still localized and before metastatic spread, the five-year survival rate is 97% or better. If the cancer spreads regionally before treatment, the survival rate drops to around 75%. If there is distant metastasis, the survival rate drops to 20%. Current methods of early detection can be effective, but most people do not do the screening because of the cost, inconvenience, invasiveness of the procedure, or the relatively unreliable results. We believe that the our cancer screening test can overcome these limitations and allow for widespread, inexpensive and accurate cancer screening.

     Effective treatment of cancer historically has meant a reduction in tumor size or, ideally, complete remission of the cancer, without regard to the impact on the patient's overall medical condition. The side effects of traditional treatments have led many companies to research new treatments that can accomplish remission without otherwise harming the patient. Many of the most promising treatments are in the field of immunotherapy. The basic premise of these treatments is that the body's own immune system can fight cancer. This premise is shared by many of the alternative treatments, although the methodologies differ substantially. We view this as a convergence of technologies and have developed and licensed technology to take advantage of this convergence between alternative and biotechnical treatments. Our primary focus is on cancer vaccines, but our approach extends to cytokine mixtures, immune stimulants, and angiogenesis inhibitors, as well as the role of nutrition, exercise, and other alternative treatments.

BUSINESS MODEL

     We manage clinics, clinical trials and conduct research and development of alternative and biotech medicine. We plan to commercialize certain products and services once appropriate regulatory approvals are obtained in the respective markets.


     We accomplish our corporate objectives by engaging in the following activities:

     1.   International clinical operations.

     We contract with clinics located outside the United States to conduct clinical trials and provide patient care for cancer and other diseases. It is not feasible to describe all of the various protocols being studied in these clinical trial programs, and the program for each patient depends on the physician's diagnosis of that particular patient. The primary emphasis is on immunotherapies, including the cancer vaccine and related treatments.

     We provide resources, including equipment, technical know-how, and management services for these clinics as appropriate. We also contract with laboratories to create products used for those activities. In the future, we plan to offer a service to conduct clinical trials for other biotech companies in these facilities.

     Our relationships with foreign clinics offers us opportunities to evaluate a variety of approaches to medicine. There is worldwide expansion of research and development in medical technology and techniques. The internet has made this knowledge more widely available than ever before, but there are many practices that have not been documented. Many new treatments could be highly promising if properly documented.

     We pay particular attention to identifying medical treatments that:

     - could show promise in fighting cancer and other degenerative diseases if documented properly;
     -    are not unsafe as practiced by qualified medical personnel; and
     -    are cost effective for patients.

     For these purposes, "medical treatments" may include nutritional supplements, therapeutic devices or machines, and biofeedback devices, as well as treatment practices and medications.

     2.   U.S. clinical operations.

     We plan to open and/or contract with clinics inside the United States to conduct clinical trials and offer our cancer tests and cancer treatments as soon as we have the necessary regulatory approvals. Several states, including Arizona, Georgia, and Maine, are adopting public policies and related statutes and regulations to promote the evaluation of alternative treatments and we plan to work with these states as soon as possible.


3.   Biotech products and services.

     We provide technical know-how, equipment and supplies to the clinics we contract with to enable them to produce products including our cancer vaccines, cytokines, and other products. We will provide our cancer test for these clinics. We will also distribute certain dietary supplements, including PGM, an angiogenesis inhibitor, and MPGC, an immune stimulant.
We plan to offer these products and services to other biotech companies for their use in research.

     As part of this effort, we participate in health-oriented trade shows and forums, and we invite lecturers and specialists to visit the clinics we collaborate with. We also engage in ongoing dialogue with health care providers and leaders in the alternative medicine and biotech industries who often introduce us to new medical treatments

4.   Research and Development.

     We are continuing the development and improvement of our cancer vaccines, immune stimulants, angiogenesis inhibitor, cytokine products, cancer tests and related products and services. We also research alternative treatments to better understand how they work and what we can do to enhance their effectiveness.

     In addition to our own products, we evaluate medical treatments offered to us from outside sources that have shown promising results for compatibility and suitability for inclusion in our treatment programs.

     Our research and development efforts are not designed to follow the traditional biotech model of starting with basic science and developing a product. Our approach is to license technology from other organizations and individuals that has already shown a substantial likelihood of success, and that are consistent with our objective of combining alternative and biotech approaches. We do not intend to pursue tests or treatments that rely on genomics, such as DNA testing or manipulation.

REGULATORY ENVIRONMENT

     The nature of medical care makes the industry one of the more heavily regulated sectors. In the United States, a variety of governmental agencies have jurisdiction over health care products and services. For example, each state has licensing boards that regulate the ability of individuals to work as physicians, nurses, or other health care providers. The Food and Drug Administration regulates the use of drugs and other medicines within the United States. The Federal Trade Commission (FTC) regulates certain aspects of the practice of medicine, including advertising and marketing. Other countries have comparable regulatory frameworks. We have a policy of obtaining all required permits, licenses, and bonds to operate our facilities and sell our products and services. We have retained counsel to assist us in understanding and complying with these various regulations both in the United States and abroad.


     We expect that the TK1 test will be our first product that will go through the FDA process and we are taking steps to generate the necessary data and other requirements to successfully obtain FDA approval. We intend to develop our TK1 technology in three ways: (i) perform cancer screening services in our own laboratories; (ii) license our intellectual property and sell our reagents that target TK1 to leading clinical reference laboratories to allow them to perform their own screening tests, using their own methods and equipment; and (iii) package our technologies in the form of diagnostic test kits that clinical laboratories can use to conduct screening services. The FDA treats each of these alternatives differently.

     1. Providing testing services directly. The FDA does not actively regulate laboratory tests that have been developed and used by the laboratory conducting the test. The FDA, however, does regulate reagents, such as ours, that react with a biological substance to identify a specific chemical substance. These regulations provide that most such reagents, which the FDA refers to as analyte specific reagents, are exempt from the FDA's premarket review requirements.

     If the FDA were to decide to regulate in-house developed laboratory tests, decide to require premarket approval or clearance of our analyte specific reagents, conclude that our reagents do not meet the requirements for analyte specific reagents, or conclude that licensing our intellectual property constitutes non-compliant labeling, the commercialization of our products and services could be delayed, halted or prevented. In addition, the FDA could impose penalties on us or seek other enforcement actions. Similarly, if the FDA were to determine that our blood collector requires premarket approval or clearance, the sale of our products and services could be delayed, halted or prevented and the FDA could impose penalties on us or seek other enforcement action.

     Finally, our reagents will be subject to a number of FDA requirements, including a requirement to comply with the FDA's quality system regulation which establishes extensive regulations for quality control and manufacturing procedures. Failure to comply with these regulations could subject us to enforcement action. Adverse FDA action in any of these areas could significantly increase our expenses and limit our revenue and profitability.

  2. Licensing our technology. Reagents generally do not require FDA approval or clearance if they are sold to clinical laboratories licensed by the government to perform high complexity testing and are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to analyte specific reagents such as ours. Laboratories are also subject to restrictions on the labeling and marketing of tests that have been developed using analyte specific reagents. The analyte specific reagent regulatory category is relatively new and its boundaries are not well defined, and there has been some discussion within the government of changing the analyte specific reagent regulation. It is unclear whether any such changes would affect our tests.


                                     26

  We believe that our in-house testing and the analyte specific reagents we intend to sell to clinical reference laboratories do not require FDA approval or clearance. We cannot be sure, however, that the FDA will not assert that our tests or one or more of our reagents require premarket approval or clearance. In addition, we cannot be sure that the FDA would not treat the licensing of the intellectual property we rely on as labeling that would subject the reagent to premarket approval or clearance and other FDA regulation. Moreover, we cannot be sure that the FDA will not change its position in ways that could negatively affect our operations.

  3. Any diagnostic test kits that we may sell would require FDA approval or clearance before they could be marketed. There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and demonstrates to the FDA's satisfaction that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise questions of safety and effectiveness different from a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies. Marketing may commence when FDA issues a clearance letter.

  If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application ("PMA") before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before the FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA's quality system regulations.

  We believe that our TK1 diagnostic test kit may require PMA approval. The PMA process is lengthy and costly, and we cannot be sure that the FDA will approve PMAs for our products in a timely fashion, or at all. FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals. Even if we were able to gain approval of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional approvals.

  Physicians who order our TK1 cancer screening tests will need to obtain blood serum from patients. This blood serum will have to be transported to a laboratory. Tissue transport and storage containers are also medical devices regulated by the FDA although they generally have been exempt by regulation from the FDA's premarket clearance or approval requirement. We believe that our blood serum container falls within the exemption, but we cannot be sure that the FDA will not assert that our container is not exempt and seek to impose a premarket clearance or approval requirement.


  Regardless of whether a medical device requires FDA approval or clearance, a number of other FDA requirements apply to its manufacturer and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA. Certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. Manufacturers must comply with the FDA's quality system regulation which establishes extensive requirements for quality control and manufacturing procedures. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance. Failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

  To the extent that we perform cancer screening tests in our own laboratories in the United States, we will be subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. The federal Clinical Laboratory Improvement Act and laws of certain other states, impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control. Clinical laboratories are subject to inspection by regulators and possible sanctions for failing to comply with applicable requirements. Sanctions available under the Clinical Laboratory Improvement Act include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money penalties. If we fail to meet the requirements of the Clinical Laboratory Improvement Act or other federal or state law, we could be stopped from providing services and incur significant expense, thereby limiting our revenue and profitability.

  All of our potential cancer vaccine, anti-angiogenesis, cytokine, and immune-stimulant products, as well as our cell processing and manufacturing activities, are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Because our cancer vaccines and our other products are novel, regulatory agencies do not have experience with them. This may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our cancer vaccines and our other products.
To our knowledge, no cancer vaccine using dendritic cell technologies has been approved for marketing in the United States. Consequently, there is no precedent for the successful commercialization of our cancer vaccine products. Our other products differ in many respects from other anti-angiogenesis cytokine and immune-stimulant products that have gone through the FDA process, so we do not know whether the FDA will treat our products in the same way. In addition, we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain timely approvals from the FDA. We have not yet sought FDA approval for our cancer vaccine, anti-angiogenesis, cytokine or immune-stimulant products. We will not be able to commercialize any of our potential products in the United States until we obtain FDA approval, and so any delay in obtaining, or inability to obtain, FDA approval would harm our business.


  If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, forced to remove a product from the market and experience other adverse consequences including delay, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our products. We may also be required to undertake post-marketing trials. In addition, if we or others identify side effects after any of our vaccines or other products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our vaccines, additional clinical trials, changes in labeling of our vaccines, and additional marketing applications may be required.

  An investigational new drug application must become effective before human clinical trials may commence. The investigational new drug application is automatically effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension to review the application, or raises concerns or questions about the conduct of the trials as outlined in the application. In the latter case, the sponsor of the application and the FDA must resolve any outstanding concerns before clinical trials can proceed. However, the submission of an investigational new drug application may not result in the FDA authorizing us to commence clinical trials in any given case.

  Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. The FDA regulates preclinical studies under a series of regulations called the current Good Laboratory Practices regulations. If the sponsor violates these regulations the FDA, in some cases, may invalidate the studies and require the sponsor replicate those studies.

  If testing of a particular product does not yield successful results, then we will be unable to commercialize that product. We must demonstrate that our products are safe and effective in humans through extensive preclinical and clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our products, including different or unexpected results in later clinical trials, risks to participating subjects or patients, undesirable side effects, or other problems that would preclude regulatory approval or limit the commercial use of the products if approved.

  Moreover, we may take longer to complete our clinical trials than we project, or we may not be able to complete them at all. Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data collected from our clinical trials may not be sufficient to support approval by the FDA of any of our cancer vaccine or other products. The FDA may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and efficacy of a cancer vaccine or any other product, this would delay or prevent regulatory approval of that product, which could prevent us from achieving profitability in that product line.


COMPETITIVE ENVIRONMENT

  We operate in a highly competitive environment. Our competitors include other biotech companies who focus on cancer detection and treatments, which includes most, if not all, of the major biotech companies around the world. Generally, these companies follow a pharmaceutical model that involves years of research and development before knowing whether a product or procedure will be effective. We believe that to a large extent, these companies have neglected research into alternative medicine. Because we start with alternative medicine, and then select biotech products and services that are complementary, we believe we can offer a different approach that can be more cost-effective, more easily adopted by the public and regulatory agencies, and more effective.

  There are many companies that are developing cancer tests based on tissue samples. To our knowledge, none of these are using our TK1 approach. Most of these are using a form of DNA testing to detect proteins or nucleic acids that are produced by various cancers. We believe that this type of test is unproven and, even if proven accurate, may be too expensive to use for widespread screening. To the extent that such tests do prove accurate, we believe they will complement our TK1 test. The TK1 test will serve as a general screening test. When patients have a positive TK1 test, DNA tests can be used to more specifically identify the type of cancer involved. We believe the development of DNA tests will therefore enhance the usefulness of the TK1 test instead of competing with it.

  There are also many companies that are developing cancer vaccines and related immunotherapies. Many of these companies are seeking a specific antigen that they can patent or otherwise protect. Others are developing specialized equipment to improve the procedures. Most of these companies, including us, have proprietary methods for preparing the dendritic cells and the antigens for presentation to the patient's immune system. We believe our approach, which uses the patient's own tumor antigen derived from the patient's urine, offers a cost-effective and individualized approach to cancer vaccines. Our approach can be supplemented with antigen from the patient's tumor tissue where it is available. We recognize that our approach does not follow the pharmaceutical model because our vaccines cannot be manufactured and stored for use in thousands of patients like pharmaceutical products. Our approach is more individualized. We believe, however, that our approach will have lower risks to the patient than the pharmaceutical model. We also believe our approach will ultimately be more effective because it addresses all of a patient's tumors rather than specific individual tumors. We are also researching a tumor-specific vaccine that we believe could offer many of the advantages of the pharmaceutical model without requiring extensive DNA manipulation.

  Several biotech companies are researching angiogenesis inhibitors. We believe our product, which is based on a plant extract, has the potential to be more widely accepted because of its origin. We anticipate that it will be more cost effective and stable than the products being developed by other companies in biotech laboratories.



                                     30

  We believe it is important to collaborate with other companies as appropriate and have begun discussions with other biotech companies to explore these opportunities.

MARKETING

  We engage in a variety of marketing efforts, including advertising in magazines, participation in trade shows, and maintenance of a web page that describes our research and development efforts and refers to clinical trials that use our treatments. We have continuing dialog with industry leaders and specialists, and we have participated in radio call-in shows and discussions. We are currently implementing a program of informing physicians, chiropractors and other alternative health care practitioners about our activities.

PROPERTY AND FACILITIES

  We currently lease 5,514 square feet of space in South Jordan, Utah. We pay $8,730.50 per month for this space. The lease runs through 2003.

  We manage a 6,000 square foot clinic in Tijuana, Mexico owned by Dr. Jesus Omar Sanchez Tiznado. We own medical equipment valued at $150,000 which is located at this clinic. We have no obligation to pay the property-related costs of this clinic.

  We also have an association with a German clinic which began in November 1999. Currently, the clinic is not utilizing our protocols. We anticipate re-evaluating this association within the next six months to determine whether to proceed forward or to seek association with another clinic in Germany.

  We are currently negotiating the lease of office space in San Ysidro, California. If we are successful in negotiations, we expect to move our executive offices to San Ysidro.

PRINCIPAL SUPPLIERS

  Principal suppliers for our clinic are Merit Pharmaceuticals, Bayer Diagnostics and Beckman Coulter, Inc.

PATENTS, TRADEMARKS, LICENSES, ETC.

  We have licensed patented technology and other intellectual property from Aidan, Incorporated and Brigham Young University.

ENVIRONMENTAL LAW COSTS AND EFFECTS

  Compliance with federal, state and local regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment is not anticipated to have an impact on the Company's capital expenditures, earning and competitive position.


EMPLOYEES

  The Company currently employs six administrative personnel. Each clinic employs its own staff. We have no obligation to the employees of the clinics. None of the Company's current employees are under collective bargaining contracts.

CONSULTANTS

  We recently retained the services of Liviakis Financial
Communications, Inc., to advise us on financial and public relations and business and personnel related matters in exchange for 1,550,000 shares of restricted common stock. The term of our agreement with Liviakis Financial is one year and expires on October 13, 2001.

                                 MANAGEMENT

  The following table sets forth the name, age, and position of each executive officer and director and the term of office of each director of the Corporation.

NAME                     AGE    POSITION       DIRECTOR OR OFFICER SINCE
----                     ---    --------       -------------------------
Jonathan Neville         46     CEO &          January 1999
                                Director

Loran Swensen            43     President &    January 1999
                                Director

Martha D. Rodririguez    46     Vice President August 2000

Jan Morse                39     Secretary      September 1999

Michael L. Jones         48     Treasurer      January 2000

Stephen R. Fey           51     Chairman of    July 1998
                                the Board
                                and Director

F. Briton McConkie       54     Director       July 1998

Robert Morrow            60     Director       January 1999



     Our directors hold office until each annual meeting of stockholders or until their successors are elected or appointed. Thereafter, at each annual meeting of stockholders the successors to the directors will be elected to serve from the time of election and qualification until the next annual meeting following election. Officers serve at the will of the Board of Directors.

     The following sets forth certain biographical information relating to the Company's Officers and Directors:

     JONATHAN NEVILLE, CHIEF EXECUTIVE OFFICER, DIRECTOR. Mr. Neville is a graduate of Brigham Young University where he earned a B.S. in Agricultural Economics, an M.S. in Agribusiness, and a J.D. After graduating, he clerked for H. Vern Payne, Chief Justice of the New Mexico Supreme Court. He then spent five years in the U.S. Air Force as a Judge Advocate General. He became General Counsel for Genesis Seed Corporation in 1986, a national turf seed producer and distributor. In 1991, he co-founded Tempus Entertainment, Inc. After selling his interest in Tempus in 1993, he co-founded Multi-Dimensional Studios in 1994, a leading producer of 3D computer animation and videos. He has advised a variety of other startups and small companies, including Advanced Technologies Group, Inc. He co-founded BioPulse, Inc., in 1998 with Mr. Swensen and Mr. Morrow. Since 1980 he has written in 30 volumes of the Legalines series for Harcourt Brace Jovanovich.

     LORAN SWENSEN, PRESIDENT, DIRECTOR.   Mr. Swensen has been an
entrepreneur since 1980 when he started his own company, Alternate Energy Corp., where he developed high insulating security windows. Mr. Swensen sold the business in 1981 and developed Home Based Business News. In 1984, Mr. Swensen co-founded three companies, Enhanced Simulation where he co-developed and patented a rotating motion simulator for the amusement industry, Multi-Dimensional Studios where he co-developed the MDS 3D EFX Thunder Theater and 3D movies, and Advanced Technology Group where he co-developed the Realeyes 3D box. In 1985, Mr. Swensen founded Swensen Research Company where he developed Brain Neuro-Simulators which were sold throughout the medical industry.

     MARTHA D. RODRIQUEZ, VICE PRESIDENT. Ms. Rodriquez graduated from Escuela de Enfermera del I.M.S.S. with her RN in 1997. She received her LPN from La Universidad Autonoma de Baja California in 1978. She also graduated from Universidad Ivero Americana in 1988. From 1994 through 1996 Ms. Rodriquez was the Head Nurse for Clinica Ban-Her in Tijuana, Mexico. From 1996 to 1998 she was self-employed as a freelance surgical nurse. Ms. Rodriguez joined BioPulse International, Inc., in January 1999. She has served as Head Nurse and Medical Director for the BioPulse Tijuana Clinic. In August 2000, she became a Vice President and our Adminstrative Director of Mexican Clinics.

     JAN MORSE, SECRETARY. Ms. Morse is the Secretary and current Director of Operations at the BioPulse International, Inc. corporate offices. Her duties include overseeing the running of the BioPulse business offices, managing staff, payroll and book keeping. From 1997 to the present, Ms. Morse worked at Multi-Dimensional Studios as Executive assistant and Director of Operations. Before joining Multi-Dimensional Studios, Ms. Morse worked as a customer service representative with U.S. West. Ms. Morse attended Southern Utah State College (now Southern Utah University) from 1979 to 1981.



                                     33

     MICHAEL L. JONES, TREASURER. Mr. Jones is a graduate of Brigham Young University in Business Management and attended Graduate School at California State University, Northridge in accounting. He worked in public accounting for over 15 years and was vice president of the accounting firm of Tanner + Co. He served three terms as chairman of the Utah Association of CPAs Taxation Committee. He was listed by Money Magazine as one of America's Best Tax Practitioners. He served for five years as Treasurer of the Utah Republican Party. Mr. Jones has also worked as a management consultant and computer consultant.

     STEPHEN R. FEY, DIRECTOR. Mr. Fey graduated from Brigham Young University with a B.S. degree in accounting. He received an MBA degree from the University of Southern California. Along with Mr. McConkie, Mr. Fey was a co-founder of Newport Equity Group, Inc., a financial planning and venture capital firm, and MedGroup, Inc., a medical management corporation specializing in physical and occupational rehabilitation. He served as CFO and director for seven years and since 1992 has been a consultant to MedGroup. Along with Mr. McConkie, Mr. Fey is co-founder of Wasatch Capital, a venture capital and management consulting firm.

     F. BRITON MCCONKIE, JR., DIRECTOR. Mr McConkie is a graduate of the University of Utah. For seven years he was a marketing and product manager for Searle/Will Ross in Salt Lake City, Utah and Milwaukee, Wisconsin. He co-founded Newport Equity Group, Inc., of Provo, Utah, and served a Group Vice President from 1980 through 1985. Mr. McConkie also co-founded MedGroup, Inc., of Los Angeles, California, where he served as CEO from 1985 through 1993. Mr. McConkie is also a co-founder of Wasatch Capital.

     ROBERT E. MORROW, M.D., DIRECTOR. Dr. Morrow is a graduate of the University of Florida where he earned a B.S. in Chemistry, Biology and Psychology. He earned his M.D. from Jefferson Medical College and did a Rotating Internship at St. Vincent's Hospital in Indianapolis. Dr. Morrow participated in the Orthopedic Surgeon Residency Program with Indiana University Medical Center from 1960 until 1965, including a second year of Children's Orthopedics. Dr. Morrow worked as a full-time Faculty Instructor for the Department of Surgery Medical Center and Shiners Children's Hospital. He also worked as a part time Clinical Instructor and Assistant Clinical Professor at the Department of Orthopedic Surgery University of Utah Medical Center for 1961 until 1986. Dr. Morrow is a member of many groups and societies including a member of the American Academy of Orthopedic Surgeons, the Orthopedic Research Society, the American College of Surgeons, the American Academy of Anti-aging Medicine, and a founding member and officer of the American Spine Society. He has also served as a diplomat of the American Board of Orthopedic Surgery and as past President of the American Academy of Neurological and Orthopedic Surgeons. He has participated in various post-graduate and special courses including courses in: Advanced Neurophysiology in association with Harvard University, Electrodermal Testing and Homeopathy, Nutritional Medicine and Alternative Therapies. Additionally, Dr. Morrow has participated in the Post-graduate Neurological Surgery Laser Workshop at Northwestern University Medical School. Dr. Morrow has presented an exhibit to the Scoliosis Research Society and given a presentation on Nutritional Therapy for Downs Syndrome. He has also done extensive studies of mentally and
physically handicapped children and adults   Dr. Morrow has also served as
the Medical Director of the National Association of Child Development.

                                     34

              COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                         SUMMARY COMPENSATION TABLE

                                                    Long Term Compensation
                                                    Awards          Payout
                  Annual Compensation      Other    Restr-                 All
Name and                                   Annual   icted                  Other
Principal                           Bonus  Compen   Stock   Options LTIP   Compen-
Position          Year     Salary   $      -sation  Awards  /SARs  Payout  sation
Jonathan Neville  2000     60,000   -0-    -0-      -0-     -0-    -0-     -0-
CEO, Director     1999     60,000   -0-    -0-      -0-     -0-    -0-     -0-
                  1998        -      -      -        -       -      -       -

Loran Swensen     2000     60,000   -0-    -0-      -0-     -0-    -0-     -0-
President,        1999     60,000   -0-    -0-      -0-     -0-    -0-     -0-
Director          1998        -      -      -        -       -      -       -

Martha D.
 Rodriguez        2000     24,900    -      -        -       -      -       -
Vice President    1999      6,700    -      -        -       -      -       -
                  1998        -      -      -        -       -      -       -

Jan Morse         2000     24,000   -0-    -0-      -0-     -0-    -0-     -0-
Secretary         1999     24,000   -0-    -0-      -0-     -0-    -0-     -0-
                  1998        -      -      -        -       -      -       -

Michael L. Jones  2000     49,400   -0-    -0-      -0-     -0-    -0-     -0-
Treasurer         1999        -      -      -        -       -      -       -
                  1998        -      -      -        -       -      -       -

Stephen R. Fey    2000       -0-    -0-    -0-      -0-     -0-    -0-     -0-
Chairman of Board 1999       -0-    -0-    -0-      -0-     -0-    -0-     -0-
Director          1998       -0-    -0-    -0-      -0-     -0-    -0-     -0-

F. Briton McConkie 2000      -0-    -0-    -0-      -0-     -0-    -0-     -0-
Director          1999       -0-    -0-    -0-      -0-     -0-    -0-     -0-
                  1998       -0-    -0-    -0-      -0-     -0-    -0-     -0-

Robert Morrow     2000     36,000   -0-    -0-      -0-     -0-    -0-     -0-
Director          1999       -0-    -0-    -0-      -0-     -0-    -0-     -0-
                  1998        -      -      -        -       -      -       -



OPTION GRANTS IN CURRENT FISCAL YEAR

     The following table sets forth each grant of stock options to each of the Named Executive Officers and Directors. No stock appreciation rights were granted during such fiscal year.

                                  INDIVIDUAL GRANTS
                              -------------------------
                    NUMBER OF      PERCENT OF
                    SECURITIES     OPTIONS GRANTED
                    UNDERLYING     TO EMPLOYEES     EXERCISE
                    OPTIONS        DURING CURRENT   PRICE         EXPIRATION
                    GRANTED        FISCAL YEAR      ($/SHARE)     DATE
                    ------------   ---------------  ------------  ----------
Jonathan Neville       68,026          1.9%           $3.23       10/11/2005
                      831,974         22.8%           $2.94       12/31/2009
Loran Swensen          68,026          1.9%           $3.23       10/11/2005
                      831,974         22.8%           $2.94       12/31/2009
Martha D. Rodriguez    15,000          0.4%           $2.94       12/31/2009
Jan Morse              50,000          1.4%           $2.94       12/31/2009
Michael L. Jones      150,000          4.1%           $2.94       12/31/2009
Stephen R. Fey        550,000         15.1%           $2.94       12/31/2009
F. Briton McConkie    550,000         15.1%           $2.94       12/31/2009
Robert Morrow         250,000          6.9%           $2.94       12/31/2009

     We did not issue any options to our officers, directors or employees during the fiscal years ended July 31, 1998, 1999 or 2000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENT

     We employ Dr. Morrow pursuant to an oral employment agreement on a month to month basis. Dr. Morrow currently receives a monthly salary of $3,000.

     Except as disclosed in this prospectus, no other compensation has been paid directly or accrued to any other officer or director of the Company to date. Compensation of officers and directors is determined by the Company's Board of Directors and is not subject to shareholder approval.


     The Company has no retirement, pension, or benefit plan at the present time, however, the Board of Directors may adopt plans as it deems to be reasonable under the circumstances.

     In the last three years, no executive officer has received any amounts in connection with an executive officer's resignation, retirement, or other termination. No executive officer received any amounts in the last three years in connection with a change in control of the Company or a change in the executive officer's responsibilities after a change in control.

                           PRINCIPAL STOCKHOLDERS

     The following table sets forth the name and the number of Common Stock of the Company, owned of record or beneficially, by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock ("Principal Shareholders"), and the name and share holding of each officer and director, and all officers and directors as a group:

           Name and Address               Amount and Nature
Title of   of Beneficial                  Beneficial          Percentage
Class      Owner (1)                      Ownership           of Class
---------  ------------------------------ ------------------  ------------
Common     Stephen R. Fey (2)             336,500              3.52%
           Ivy Lane Row
           Provo, UT 84604

Common     F. Briton McConkie (2)         336,500              3.52%
           4014 Splendor Way
           Salt Lake City, UT 84124

Common     Lynda Swensen Family Trust (3) 1,004,200           10.52%
           10070 Chattle Cir.
           S. Jordan, UT 84095

Common     Jonathan Neville (4)           1,089,200           11.41%
           1089 Ridgetop Corp. Drive
           S. Jordan, UT 84095

Common     Jan Morse                         10,000              .1%
           1311 West Kodiak Way
           South Jordan, Utah 84095

Common     Robert Morrow (2)                317,600             3.33%
           6814 E. 300 N
           Huntsville, UT 84317

Common     John Liviakis (5)              1,253,500            13.13%

           Liviakis Financial
           Communications, Inc.
           495 Miller Avenue, Third Floor
           Mill Valley, California 94941
---------------------------------------------------------------------------

Common     Officers, Directors and        3,084,000            32.30%
           Nominees as a Group:
           (5 people)
---------------------------------------------------------------------------
Total:                                    4,337,500            45.43%
---------------------------------------------------------------------------

                                     37

     (1) The term "beneficial owner" refers to both the power of investment (the right to buy and sell) and rights of ownership (the right to received distributions from the company and proceeds from sales of the shares). Inasmuch as these rights or shares may be held by more than one person, each person who has a beneficial ownership interest in share is deemed to be the beneficial owner of all the shares. Therefore, the chart indicates that several persons may be deemed the beneficial owners of the same shares because there is shared power or investment or share rights of ownership.

     (2) Directors of the Company

     (3) Lynda Swensen is the mother of our President Loran Swensen. Mr. Swensen is the beneficiary of the trust. Mr. Swensen may be deemed to be the beneficial owner of the shares held by the Trust.

     (4) Officers of the Company

     (5)  Mr. Liviakis is the president of Liviakis Financial
Communications, Inc., and may be deemed to be the beneficial owner of these shares.

     Except for Michael Jones, each of the Company's officers and directors has or will have the right to acquire additional shares of the Company's common stock within sixty days from options as disclosed hereinabove. Within the next sixty days, Mr. Jones will only be vested up to two-thirds of the 150,000 share option granted him on October 12, 2000.

CHANGE IN CONTROL

     To the knowledge of the management, there are no present arrangements or pledges of the Company's securities that may result in a change in control of the Company.


                         RELATED PARTY TRANSACTIONS

     The Company has not, nor does it expect to have significant dealings with affiliates. If there are such dealings, however, the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person.

                         DESCRIPTION OF SECURITIES

     The Company is presently authorized to issue one hundred and ten million (110,000,000) shares, which shall be divided into one hundred million (100,000,000) of Common Stock having a par value of $.001 each; two million (2,000,000) shares of Class A Preferred Stock having a par value of $.001; two million (2,000,000) shares of Class B Preferred Stock having a par value of $.001; two million (2,000,000) shares of Class C Preferred Stock having a par value of $.001: two million (2,000,000) shares of Class D Preferred Stock having a par value of $.001; two million (2,000,000) shares of Class E Preferred Stock.

COMMON STOCK

     The holders of common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shared voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holder of the remaining shares will not be able to elect members to the Board of Directors.

PREFERRED STOCK

     The rights of the various classes of preferred stock shall be determined by the Board of Directors as approved by a majority of the shareholders. At the present time, no Preferred Shares are issued and outstanding.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed Interwest Transfer Company, 1981 E. 4800 S., Salt Lake City, Utah 84117, as the transfer agent and registrar for our securities.


                           SELLING SHAREHOLDERS

     The following table shows certain information as of the date of this prospectus regarding the number of common shares, and warrants and options to purchase our common stock beneficially owned by each selling shareholder and the number of shares each selling shareholder is including for sale in this prospectus.

                                                NUMBER
                       BENEFICIAL OWNERSHIP     OFFERED BY   BENEFICIAL OWNERSHIP
SELLING                OF COMMON STOCK          SELLING      OF COMMON STOCK
SHAREHOLDER            BEFORE OFFERING          SHAREHOLDER  AFTER OFFERING
-----------            ---------------------    -----------  ---------------------
                       NUMBER       PERCENT                  NUMBER      PERCENT
                       ----------   --------                 ----------- ---------
Kauser Partners, L.P.  353,636      3.73%       353,636      0           *
Kauser Partners, L.P.  189,318(2)   2.00%       189,318      0           *
Aidan, Incorporated    200,000(3)   2.11%       200,000      0           *

* Less than 1%.

(1)  Assumes that all shares offered for sale in this prospectus are sold.
(2) Represents shares of common stock issuable upon exercise of outstanding warrants.
(3) Represents shares of common stock issuable upon exercise of outstanding options.

     The selling shareholders listed above, who are not individuals, have provided us with additional information regarding the individuals who exercise control over the selling shareholder. The proceeds of any sale of shares pursuant to this prospectus will be for the benefit of each of the individuals that control the selling entity. The following is a list of the selling shareholders and the individual who exercises control of the entity:

     -  Kauser Partners, L.P. - controlled by Mr. Leonard Panzer.
     -  Aidan, Incorporated - controlled by Mr. Neil Riordan.

                            PLAN OF DISTRIBUTION

     We are registering shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

     The selling stockholders may sell their shares at various times in one or more of the following transactions:

     - on the OTC Bulletin Board (or any other exchange on which the shares may be listed);

                                     40

     -    in the over-the-counter market;
     -    in negotiated transactions other than on such exchange;
     -    by pledge to secure debts and other obligations;
     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or
     -    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commission.

     The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933, or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

     Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     If the selling stockholders are deemed to be "underwriters" under the Securities Act, then they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

                                     41
     the names of the selling stockholders and of the participating broker-dealer(s);

     -    the number of shares involved;
     -    the price at which such shares were sold;
     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -    other facts material to the transaction.

     In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

     In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

     We may sell the 300,000 common shares registered hereunder at market prices prevailing at the time of such sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices. Any sales of shares registered hereunder will be made by the officers and directors of the Company on a best-efforts basis. The officers and directors will recieve no commissions, discounts, compensation or other remuneration for selling the shares.

                             LEGAL PROCEEDINGS

     To the knowledge of the officers and directors of the Company, neither the Company nor any of its officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or litigation contemplated or threatened. There are no judgments against the Company or its officers or directors. None of the officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

                   INTEREST OF NAMED EXPERTS AND COUNSEL

     None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of the Company. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in the Company.


LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Poulton & Yordan, of Salt Lake City, Utah. On October 12, 2000, Poulton & Yordan was granted an option to purchase up to 20,000 shares of restricted common stock, with an exercise price of $2.94 per share. This option expires on December 31, 2009.

ACCOUNTING MATTERS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Crouch, Bierwolf & Associates, Certified Public Accountants, located in Salt Lake City, Utah, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           ADDITIONAL INFORMATION

     We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file our reports electronically with the SEC and the SEC maintains an internet site that will contain reports and other information regarding us which may be viewed at http://www.sec.gov.

     We have filed a registration statement on Form SB-2 with the SEC covering the shares of common stock being offered by means of this prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                       FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     43

              PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are no provisions in the Nevada corporation law or the Articles of Incorporation of the Registrant requiring the corporation to indemnify any of the Registrant officers and directors. The articles of incorporation of the registrant provide for indemnification as follows:


     1) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any action taken or an failure to take any action as a director, except as provided in this Article.

     2) The limitation of liability contemplated in this Article shall not extend to (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders, (c) an intentional violation of criminal law, or (d) unlawful distributions.

     3) Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers and directors of the Company pursuant to the provisions of the Company's Certificate of Incorporation, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth our estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

               SEC registration fee. . . . . . . . . . . . $  2,443.64
               Legal fees and expenses . . . . . . . . . . $ 50,000.00
               Accounting fees and expenses. . . . . . . . $ 20,000.00
               Miscellaneous expenses. . . . . . . . . . . $  2,556.36
                                                           -----------
                    Total: . . . . . . . . . . . . . . . . $ 75,000.00


     All of these expenses except for the SEC registration fee are estimated. None of these expenses are being paid by the selling stockholders.


                                     44

                  RECENT SALES OF UNREGISTERED SECURITIES

     On April 6, 1999, 2,000,000 common shares were issued to sophisticated investors in a private placement pursuant to an exemption from registration provided by section 3(b) of the 1933 Securities and Exchange Act and provisions of Regulation D, Rule 504 promulgated under the 1933
Act("Regulation D"). The Company received approximately $970,000 in cash.

     In October of 1999, 600,000 restricted common shares were issued to Celtic Ltd., pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, for services rendered, no cash was received by the Company.

     In February of 2000, 600,000 restricted common shares were issued to Paramo Investment pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, pursuant to a subscription agreement we recieved $60,000.

     In June of 2000, 5,000 restricted common shares were issued to David
J. Weaver, a sophisticated investor, pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933. We received $15,000.

     On August 3, 2000, the Company granted an option to purchase up to 1,500,000 restricted common shares to Aidan, Incorporated. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the options is $2.75. The options shall expire on August 3, 2010. Pursuant to the terms of the Sublicensing Agreement between the parties, the option vests pursuant to the accomplishment by Aidan of certain activities. As of the date of this prospectus, Aidan's option had vested up to 900,000 shares.

     On August 18, 2000, 60,000 restricted common shares were issued in exchange for medical equipment valued at approximately $60,000. The restricted shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

     On August 18, 2000, 6,000 restricted common shares were issued to a sophisticated investor pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933.  We received $18,000.

     On August 18, 2000, 7,500 restricted common shares were issued to a sophisticated investor pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933.  We received $22,500.

     On August 18, 2000, 2,500 restricted common shares were issued to a sophisticated investor pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933.  We received $7,500.



                                     45

     On September 7, 2000, 9,000 restricted common shares were issued to a sophisticated investor pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933.  We received $27,000.

     On September 22, 2000, 25,000 shares of preferred stock held by Brad Fey were converted to 50,000 shares of restricted common stock pursuant to an exemption from registration under Section 4(2) of the Securities Act of
1933.   We received no money.

     On October 12, 2000, an option to purchase up to 900,000 restricted common shares was granted to Jonathan Neville, one of our officers and directors. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The grant provides an option to purchase up to 68,026 restricted shares at a price of $3.23 per share and 831,974 restricted shares at a price of $2.94 per share. The option on the 68,026 shares expires on October 11, 2005. The option on the 831,974 shares expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, an option to purchase up to 900,000 restricted common shares was granted to Loran Swensen, one of our officers and directors. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The grant provides an option to purchase up to 68,026 restricted shares at a price of $3.23 per share and 831,974 restricted shares at a price of $2.94 per share. The option on the 68,026 shares expires on October 11, 2005. The option on the 831,974 shares expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, an option to purchase up to 550,000 restricted common shares was granted to Stephen R. Fey, one of our directors. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009.

     On October 12, 2000, an option to purchase up to 550,000 restricted common shares was granted to F. Briton McConkie, one of our directors. This option was issued pursuant to an exemption for registration under
Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009.

     On October 12, 2000, an option to purchase up to 250,000 restricted common shares was granted to Robert Morrow, one of our directors. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, an option to purchase up to 150,000 restricted common shares was granted to Michael Jones, one of our officers. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009. Thirty three and one-third percent of the shares vested on the date of grant. Thirty three and one-third percent vest on January 1, 2001. The final thirty three and one-third best on January 1, 2002.

                                     46

     On October 12, 2000, an option to purchase up to 50,000 restricted common shares was granted to Jan Morse, one of our officers. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, an option to purchase up to 100,000 restricted common shares was granted to Randall Rayl. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, an option to purchase up to 100,000 restricted common shares was granted to Debbie Oldson. This option was issued pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The option expires on December 31, 2009. Fifty percent of the shares vested on the date of grant. The other fifty percent vest on January 1, 2001.

     On October 12, 2000, options to purchase an aggregrate of up to 160,500 restricted common shares was granted to approximately 20 persons pursuant to an exemption for registration under Section 4(2) of the Securities Act of 1933. The exercise price of the option is $2.94 per share. The options expire on December 31, 2009.

     On November 20, 2000, 1,550,000 restricted common shares were issued to Liviakis Financial Communications, Inc., for consulting services on financial and public relations and business and personnel related matters pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. We received no cash.

     On November 20, 2000, 353,636 restricted common shares and warrants to purchase up to an additional 189,318 restricted common shares were issued to Kauser Partners, L.P., pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933.  $1,000,000 was received by the
Company.   The strike price on the warrants is currently $6.375.  The strike price can be adjusted downward depending upon the date when this regitration statement becomes effective.

     On November 29, 2000, 10,000 restricted common shares were issued to Peter Kristensen for consulting services pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. We recieved no cash.

                                     47

     On December 18, 2000, 40,000 restricted common shares were issued to Edesio Biffoni for consulting services pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. We received no cash.

     On December 18, 2000, 30,000 restricted common shares were issued to Tiger-Lewis, Inc., for consulting services pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. We received no cash.

                                 EXHIBITS

Exhibit Number   Description of Document                      Location
--------------   -----------------------                      ---------
3.01             Amended and Restated Articles
                 of Incorporation                             (1)

3.02             Bylaws                                       (1)

5.01             Opinion Regarding Legality                   Attached

10.01            Contract with Dr. Jesus Omar
                 Sanchez Tiznado                             (1)

10.02            BioPulse International, Inc.
                 2000 Stock Option Plan                      (2)

10.03            Sublicensing Agreement with
                 Aidan, Incorporated                         Attached

10.04            Exclusive License and Bailment
                 Agreement with
                 Brigham Young University                    Attached

15.01            Letter on Unaudited Interim
                 Financial Information                       Attached

16.01            Letter on Change in Certifying
                 Accountant                                 (1)

23.01            Consent of Independent Auditor             Attached

23.02            Consent of Legal Counsel                   Attached
                 (Included in Exhibit 5.01)

27.01            Financial Data Schedule                    Attached

(1) Incorporated by reference to the Registrant's Form 10-SB dated January 18, 2000, SEC File Number 000-28973.
(2) Incorporated by reference the Registrant's Form 10-QSB dated December 18, 2000, SEC File Number 000-28973.


                                     48

                                UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                     49

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in "Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       INDEX TO FINANCIAL STATEMENTS

The following documents are filed as part of this report:

Report of Independent Accountants.

Financial Statements and Schedules:

     Consolidated Balance Sheet as of October 31, 2000 and July 31, 2000

     Consolidated Statement of Operations for October 31, 2000 and July 31,
          2000

     Consolidated Statement of Stockholder's Equity

     Statements of Cash Flows for the period ended October 31, 2000 and the year ended July 31, 2000

     Notes to the Financial Statements

     All schedules omitted are not applicable, not required or the required information is included in the financial statements thereto.

                                     50

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Salt Lake City, State of Utah on the 20th day of December, 2000.

                                        BIOPULSE INTERNATIONAL, INC.


                                By: /s/  Jonathan Neville
                                         ---------------------------------
                                         Jonathan Neville, Chief Executive
                                         Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Jonathan Neville     Chief Executive Officer
                         and Director                    December 20, 2000
    Jonathan Neville     (Principal Executive Officer)


/s/ Michael Jones        Chief Financial Officer
                         and Treasurer                    December 20, 2000
    Michael Jones        (Principal Accounting Officer)

                                     51


                        Biopulse International, Inc.

                     Consolidated Financial Statements

                        October 31, 2000 (Unaudited)
                                    and
                               July 31, 2000





                              C O N T E N T S




Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . .F-2

Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . .F-3

Consolidated Statement of Operations . . . . . . . . . . . . . . . . . .F-5

Consolidated Statement of Stockholders' Equity . . . . . . . . . . . . .F-6

Consolidated Statement of Cash Flows . . . . . . . . . . . . . . . . . .F-7

Notes to the Consolidated Financial Statements . . . . . . . . . . . . .F-8


/Letterhead/

                        INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BioPulse International, Inc.

We have audited the accompanying balance sheets of BioPulse International, Inc., as of July 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year ended July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that my audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of BioPulse International, Inc., as of July 31, 2000, and the results of its operations and its cash flows for the year ended July 31, 2000, in conformity with generally accepted accounting principles.


The balance sheets, statements of operations, statement of cash flows and statement of stockholders' equity for the period ended October 31, 2000 were not audited by us, and accordingly, we do not express an opinion or any other form of assurance on them.

/S/ Crouch, Bierwolf & Associates
Salt Lake City, Utah
December 18, 2000


                                    F-2

                        Biopulse International, Inc.
                         Consolidated Balance Sheet

                                   ASSETS

                                                  October 31,    July 31,
                                                         2000        2000
                                                   ----------- -----------
                                                   (Unaudited)
Current assets
   Cash                                            $  104,189  $   42,055
   Accounts receivable (net of allowance for
      doubtful accounts)                              112,940      17,030
   Inventory                                           83,502      77,094
   Note receivable - employee                           9,800       9,800
   Note receivable - related party (Note 8)            19,032      19,032
   Prepaid rent - current                             135,080     133,925
                                                   ----------- -----------
Total Current Assets                                  464,543     298,936
                                                   ----------- -----------

Property & Equipment, Net (Note 2)                    848,238     659,729
Intangible Assets (Note 3)                            689,706           -

Other assets
   Deposits                                             8,731       8,731
   Prepaid rent - net of current portion              151,594     182,749
                                                   ----------- -----------
Total Other Assets                                    160,325     191,480
                                                   ----------- -----------
     Total Assets                                  $2,162,812  $1,150,145
                                                   =========== ===========


                                (Continued)
      See Accountant's report and notes to these financial statements.


                        Biopulse International, Inc.
                         Consolidated Balance Sheet
                                (continued)

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  October 31,    July 31,
                                                         2000        1999
                                                   ----------- -----------
                                                   (Unaudited)
Current Liabilities
   Accounts payable                                $   92,739   $ 104,787
   Accrued expenses                                    20,081      30,146
   Unearned revenue                                    30,466      77,784
   Notes payable (Note 7)                             911,600      86,000
                                                   ----------- -----------
Total Current Liabilities                           1,054,886     298,717
                                                   ----------- -----------
   Total Liabilities                                1,054,886     298,717
                                                   ----------- -----------
Stockholders' Equity
   Preferred Stock , Class A, authorized
     2,000,000 shares of $.001 par value
     25,000 shares issued and outstanding,
     respectively                                           -          25
   Common Stock, authorized
      100,000,000 shares of $.001 par value,
      7,464,610 and 7,329,610, issued and
      outstanding respectively                          7,464       7,329
   Additional Paid in Capital                       1,226,934   1,092,044
   Less: Subscriptions receivable                    (119,586)   (159,566)
   Accumulated Deficit                                 (6,886)    (88,404)
                                                   ----------- -----------
Total Stockholders' Equity                          1,107,926     851,428
                                                   ----------- -----------
Total Liabilities and Stockholders' Equity         $2,162,812  $1,150,145
                                                   =========== ===========


       See accountant's report and notes to the financial statements.


                        Biopulse International, Inc.
                    Consolidated Statement of Operations

                                             For the Three       For the
                                              Months Ended     Year Ended
                                               October 31,      July 31,
                                                   2000           2000
                                             -------------- --------------
                                                (Unaudited)    (Unaudited)

Revenues                                      $  1,159,680   $  3,107,636

Cost of Goods Sold                                 398,359      1,163,598
                                             -------------- --------------
Gross Profit                                       761,321      1,944,038
                                             -------------- --------------
Operating Expenses:

   General and administrative                      679,803      1,789,007
                                             -------------- --------------
          Total Expenses                           679,803      1,789,007
                                             -------------- --------------

Net Income (Loss) from Operations                   81,518        155,031
                                             -------------- --------------
Net  Income (Loss) Before Taxes                     81,518        155,031
                                             -------------- --------------
Provision for Income taxes                               -              -
                                             -------------- --------------
Net Income (Loss)                            $      81,518  $     155,031
                                             ============== ==============

Net  Income (Loss) Per Share                 $        0.01  $        0.02
                                             ============== ==============

Weighted average shares outstanding              7,464,110      6,825,610
                                             ============== ==============
Fully diluted earnings per share                      0.01           0.02
                                             ============== ==============
Fully diluted weighted average
  shares outstanding                             8,626,443      6,825,610
                                             ============== ==============



      See accountant's report and notes to these financial statements


                        Biopulse International, Inc.
               Consolidated Statement of Stockholders' Equity

                                                                           Deficit
                                                                           Accum-
                                                                           ulated
                                                                           During
                                                  Subscr-                  the
                                                  iptions   Additional     Devel-
                   Preferred Stock   Common Stock  Recei-      paid-in     opment
                    Shares  Amount Shares  Amount   vable      capital     Stage
                    ---------------------------------------------------------------
Balance at
inception               -  $    -         -  $   -  $       -   $        -  $     -

Net loss for the
 year ended July
 31, 1998               -       -         -      -          -            -        -
                     ---------------------------------------------------------------
Balance,
 July 31, 1998          -       -         -      -          -            -        -

Stock for cash to
 organizers             -       - 4,000,000  4,000          -            -        -

Recapitalization
 for accounting
 purposes of
 Biopulse, Inc.         -       -    73,862     74          -          (74)       -

Stock issued for
 subscriptions
 receivable at
 $.49 per share         -       - 2,000,000  2,000   (970,000)     968,000        -

Stock issued for
 cash at $1.00
 per share         25,000      25         -      -          -       24,975        -

Stock issued
 for services
 at $1.00 per
 share             25,374      25         -      -          -       25,348        -

Net loss for
 the year ended
 July 31, 1999                                                              (243,435)
                   ------------------------------------------------------------------
Balance,
 July 31, 1999      50,374      50 6,073,862 6,074   (970,000)   1,018,249  (243,435)

Conversion of
 preferred stock
 to common stock   (25,374)    (25)   50,748    50        -              -        -

Stock issued for
 services                -       -   600,000    600          -         (600)       -

Stock issued for
 subscription
 receivable at
 $.10 per share          -       -   600,000    600    (60,000)      59,400        -

Stock issued for
 $3 per share            -       -     5,000      5          -       14,995        -
                                         F-6

                             Biopulse International, Inc.
                    Consolidated Statement of Stockholders' Equity
                                     -Continued-

                                                                             Deficit
                                                                              Accum-
                                                                              ulated
                                                       Subscrip-              During
                                                           tions Additional      the
                       Preferred Stock     Common Stock   Recei-   paid-in    opment
                        Shares  Amount   Shares  Amount    vable   capital     Stage
                      ---------------------------------------------------------------
Collection of
 subscription
 receivable                 -      -         -       -   870,434          -        -

Net Income for the
 year ended
 July 31, 2000                                                               155,031
                      ---------------------------------------------------------------
Balance,
 July 31, 2000         25,000     25  7,329,610  7,329 (159,566)  1,092,044  (88,404)

Conversion of
 preferred stock
 to common stock      (25,000)   (25)    50,000     50       -          (25)       -

Stock issued for
 $3 per share               -      -    25,000      25         -     74,975        -

Stock issued for
 equipment                  -      -    60,000      60         -     59,940        -

Collection of
 subscription
 receivable                 -      -         -       -    39,980          -        -

Net Income for
 the three months
 ended October
 31, 2000                   -      -         -       -         -          -   81,518
                      ---------------------------------------------------------------
Balance, October
 31, 2000                   -  $   - 7,464,610  $7,464 $(119,586) $1,226,934 $(6,886)
                      ===============================================================

                                    F-7

                        Biopulse International, Inc.
                    Consolidated Statement of Cash Flows

                                            For the Three        For the
                                             Months ended      Year Ended
                                               October 31,        July 31,
                                                  2000             2000
                                             -------------    -------------
Cash Flows from Operating                     (Unaudited)
 Activities

     Net Income (Loss)                       $     81,518    $     155,031
     Adjustments to reconcile
       net income to cash
       provided by operations:
      Depreciation & Amortization                  42,144           60,508
      (Increase) decrease in receivables          (95,910)         (15,421)
      (Increase) decrease in inventory             (6,408)         (77,094)
      (Increase) decrease in prepaid expenses      30,000         (316,674)
      Increase (decrease) in payables             (12,048)           4,058
      Increase (decrease) in accrued expenses     (10,065)          (7,014)
      Increase (decrease) in unearned fees        (47,318)               -
      Increase (decrease) in notes receivable           -           (9,800)
                                             -------------    -------------
Net Cash (Used) Provided by
 Operating Activities                             (18,087)        (206,406)
                                             -------------    -------------
Cash Flows from Investment
 Activities:
    Purchase of Equipment                        (160,379)        (555,365)
    Acquisition of intangible assets             (700,000)               -
    Cash loan to related party                          -           19,032
                                             -------------    -------------
Net Cash (Used) Provided by
   Investing Activities                          (860,379)        (536,333)
                                             -------------    -------------
Cash Flows from Financing
 Activities:
     Issued common stock for cash
       and subscriptions receivable                75,000          885,434
     (Increase) decrease in
      subscription receivable                      40,000                -
     Cash received from debt financing            825,600           86,000
                                             -------------    -------------
Net Cash (Used) Provided by
   Financing Activities                           940,600          780,806
                                             -------------    -------------
Net increase (decrease) in cash                    62,134           38,067

Cash, beginning of period                          42,055            3,988
                                             -------------    -------------
Cash, end of period                          $    104,189     $     42,055
                                             =============    =============



      See accountant's report and notes to these financial statements
                                    F-8


                        Biopulse International, Inc.
                     Notes to the Financial Statements
                        October 31 and July 31, 2000

NOTE 1 - Summary of Significant Accounting Policies

     a.  Organization

          Biopulse International, Inc. (the Company) was incorporated in the State of Nevada on July 13,1984 originally under the name of Universal Financial Capital Corp. The Company changed its name in September 1985 to International Sensor Technologies, Inc. As International Sensor Technologies, Inc. the Company incurred heavy losses and no revenue from operations. The Company also experienced five years of inactivity. On January 12, 1999, the Company again changed its name to BioPulse International, Inc. when it acquired BioPulse, Inc. The Company is in the business of managing drug and rehabilitation centers, integrated medicine clinics, and medical research programs.

          The Company issued 4,000,000 common shares in exchange for 100 percent of the outstanding stock of Biopulse Inc., a Utah corporation organized June 4, 1998. The share exchange with Biopulse, Inc. was accounted for as a reverse acquisition (recapitalization), therefore all historical financial information is that of the accounting survivor Biopulse, Inc.

          The Company also paid $100,000 to an officer/director of the Company for accounting, legal and organization expenses to recapitalize the Company. This was expensed during the period ended July 31, 1999.

     b.  Recognition of Revenue

          The Company recognizes income and expense on the accrual basis of accounting. Revenue from services to patients is recognized as services are performed.

     c.  Earnings (Loss) Per Share

          The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

     d.  Cash and Cash Equivalents

          The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

     e.  Provision for Income Taxes

          No provision for income taxes has been recorded due to net operating loss carryforwards totaling approximately 2,370,000 that will be offset against future taxable income pursuant to limitations of the Internal Revenue Code. These NOL carryforwards begin to expire in the year 2000. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused, and are limited pursuant to the Internal Revenue Code. The loss from the year ended July 31, 1999 can be used to offset income for the period ended July 31, 2000. Accordingly, no tax provision has been recorded.
                                    F-9

                        Biopulse International, Inc.
                     Notes to the Financial Statements
                         October 31 and July 31, 2000

NOTE 1 - Summary of Significant Accounting Policies (continued)

          Deferred tax assets and the valuation account is as follows at October 31, 2000 and July 31, 2000:

                                                   October 31,    July 31,
                                                       2000         2000
                                                   -----------  -----------
     Deferred tax asset:
        NOL carrryforward                          $  700,000   $  700,000
        Valuation allowance                          (700,000)    (700,000)
                                                   -----------  -----------
     Total                                         $        -   $        -
                                                   ===========  ===========

     f.   Principles of Consolidation


          These financial statements include the books of Biopulse
     International, Inc and its wholly owned subsidiary Biopulse, Inc. All intercompany transactions and balances have been eliminated in the consolidation.

     g.   Use of Estimates in the Preparation of Financial Statements


          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and expenses during the reporting period. In these financial statements, assets, liabilities and expenses involve extensive reliance on management's estimates. Actual results could differ from those estimates.

     h.   Accounts Receivable Allowance

          The Company periodically reviews accounts receivable and the allowance for doubtful accounts. At July 31, 2000, the allowance was
$8,435, at October 31, 2000 the allowance was $26,500.

     i.   Inventory

          Inventory is recorded at the lower of cost or market on the first-in, first-out basis, and consists primarily of nutrition supplements and medical supplies.

     j.   International Exchange

          All fees are charged in U.S. dollars and most expenses are paid in U.S. dollars.


                                    F-10

                        Biopulse International, Inc.
                     Notes to the Financial Statements
                        October 31 and July 31, 2000

NOTE 2 - Property and Equipment

          The Company capitalizes purchases of long lived assets that are expected to give benefit to the Company over the life of the asset.
     The Company also capitalizes improvements and costs that increases the value of or extend the life of the asset.

          Capitalized assets are depreciated over the estimated useful lives of the assets (five to seven years for furniture and fixtures and leasehold improvements, three to five years for computer equipment) on the straight line basis.

          Property and Equipment consists of the following at October 31, 2000 and July 31, 2000:

<Caption
                                                  October 31,    July 31,
                                                     2000          2000
                                                  ------------ ------------
     Furniture & Equipment                        $   171,301  $   144,228
     Medical Equipment                                683,104      543,087
     Leasehold improvements                            93,576       44,306
               Auto                                               4,000            -
     Accumulated Depreciation                        (103,743)     (71,892)
                                                  ------------ ------------
     Total Property & Equipment                   $   848,238  $   659,729
                                                  ============ ============

          Depreciation expense was $60,508 for the year ended July 31, 2000 and $31,850 for the three months ended October 31, 2000.

NOTE 3 - Intangible Assets

          The companies intangible assets are patent pending and other technologies acquired form Aidan Inc. in August 2000. The cost of acquiring these assets are capitalized and amortized over their estimated useful life. Patents have a useful life of 17 years.

     Intangible assets consist of the following at October 31,2000:

     Intangible Assets                              $ 700,000
     Accumulated Amortization                         (10,294)
                                                    ----------
     Total Intangible Assets                        $ 689,706
                                                    ==========
     Amortization expense was $0 and $10,294 at July 31, 2000 and October 31, 2000, respectively.

                                    F-11

                        Biopulse International, Inc.
                     Notes to the Financial Statements
                        October 31 and July 31, 2000

NOTE 4 - Equity

          During January, 1999, the Company issued 4,000,000 shares of common stock for 100 percent of the outstanding stock of Biopulse, Inc. The shares were valued at $4,000.

          During April 1999, the Company issued 2,000,000 shares of common stock for subscriptions receivable of $970,000.

          During April 1999, the Company issued 25,000 shares of preferred stock, class "A" for cash of $25,000.

          During April 1999, the Company issued 25,374 shares of preferred stock, class "A" for services valued at $25,374.

          During the year ended July 31, 2000 the Company has the following equity transactions:

     - Issued 600,000 shares to the underwriter for services rendered in the offering.

     - Issued 600,000 shares at $.10 per share pursuant to a subscription agreement.

     -    Issued 5,000 shares for $3 per share.

          During the three months ended October 31, 2000 the Company has the following equity transactions:

     -    Issued 25,000 shares for $3 per share.

     -    Issued 60,000 shares for equipment at $1 per share.

NOTE 5 - Commitments and Contingencies

          The Company is committed to an operating lease for office space in Sandy, Utah. The lease requires the Company to pay monthly rent of $8,731 and expires December 2003.

          The Company is committed to an operating lease for office space in Tijuana, Mexico. The lease requires the payment of 11,000 per month adjusted each March 1st by the consumer price index, and expires February 28, 2005. For purposes of computing future obligations a CPI increase of 3.5% is assumed. The lease states the rent obligation on the clinic and office space in U.S. dollars.

          Future minimum operating lease payments are as follows at October 31, 2000:

          2000      $  39,462
          2001        240,622
          2002        245,392
          2003        250,342
          2004        150,650
          2005         25,250
                    ----------
            Total   $ 951,718
                                    F-12

                        Biopulse International, Inc.
                     Notes to the Financial Statements
                        October 31 and July 31, 2000

NOTE 6 -  Royalties

          The Company has an agreement to pay $450 in royalties per patient who participates in a three week treatment program or $21 per day for treatments of less than three weeks.

NOTE 7 - Note Payable

          The Company borrowed $86,000 to be paid back on or before September 5, 2000 along with $8,600 in interest. The balance of $51,000 was repaid in November 2000.

          The Company borrowed $225,000 on October 25, 2000 and is due
     January 23, 2000. Medical care is to be provided to the lender's daughter in leu of interest. Interest will be charged from the due date, at the annual rate of 18%, if not paid by the due date.

NOTE 8 - Note Receivable - Related Party

              Notes receivable - related party are detailed as follows:

                                                  October 31,     July 31,
                                                                    2000           2000
                                                  ------------ ------------
     Note receivable from a corporation, under
      common ownership, non-interest bearing,
      due within one year                              19,032       19,032
                                                  ------------ ------------
         Total Notes receivable - Related Party   $    19,032  $    19,032
                                                  ============ ============

NOTE 9 - Preferred Stock

          The Company has authorized five classes of Preferred Stock, each class has 2,000,000 shares authorized at $.001 par value. At October 31, 2000, the Company had no preferred stock outstanding.

NOTE 10 - Reverse Stock Split

          In November 1998, the board of directors authorized a 1 for 400 reverse stock split. Those statements have been retroactively restated to reflect this reverse split.

NOTE 11 - Prepaid Rent

          The lease on the clinic in Tijuana, BC, Mexico required that the funds to build the clinic improvements be provided by the company and applied against the rent obligation until the cost of the clinic improvements was recovered.



                                    F-13

                               EXHIBIT INDEX

Exhibit
Number    Description of Document                                 Location

3.01      Amended and Restated Articles of Incorporation          (1)

3.02      Bylaws                                                  (1)

5.01      Opinion Regarding Legality                              Attached

10.01     Contract with Dr. Jesus Omar Sanchez Tiznado            (1)

10.02     BioPulse International, Inc. 2000 Stock Option Plan     (2)

10.03     Sublicensing Agreement with Aidan, Incorporated         Attached

10.04     Exclusive License and Bailment Agreement with           Attached
          Brigham Young University

15.01     Letter on Unaudited Interim Financial Information       Attached

16.01     Letter on Change in Certifying Accountant               (1)

23.01     Consent of Independent Auditor                          Attached

23.02     Consent of Legal Counsel                                Attached
          (Included in Exhibit 5.01)

27.01     Financial Data Schedule                                 Attached

(1) Incorporated by reference to the Registrant's Form 10-SB dated January 18, 2000, SEC File Number 000-28973.
(2) Incorporated by reference the Registrant's Form 10-QSB dated December 18, 2000, SEC File Number 000-28973.


                                     67
